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                                                                    Exhibit 1.02


                                AMENDMENT NO. 1
                                       to
                               SELLING AGREEMENT

          THIS AMENDMENT NO. 1 To SELLING AGREEMENT between Kenmar Advisory Corp., (the "Managing Owner") and PaineWebber Incorporated (the "Selling
Agent"), is made and entered into as of August   , 1997.

          WHEREAS, the Managing Owner and the Selling Agent entered into a Selling Agreement dated as of December 17, 1996;

          WHEREAS, the Managing Onwer and the Selling Agent desire to amend the Selling Agreement as hereinafter set forth;

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Managing Owner and the Selling Agent agree as follows:

          1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Selling Agreement.

          2. Paragraph 2 of Section 4(b) of the Selling Agreement is amended and restated in its entirety to read as follows:

          Ongoing compensation, which is payable to the Selling Agents only in respect of Units sold by Registered Representatives who are themselves registered with the CFTC and who have passed either the Series 3 National Commodity Futures Examination or who have been grandfathered from having to do so (a "Qualified Registered Representative"), is contingent upon the provision by such Qualified Registered Representatives of ongoing services in connection with the Units sold by such Qualified Registered Representatives, including: (i) inquiring of the Managing Owner from time to time, at the request of an owner of Units, as to the Net Asset. Value per Unit; (ii) inquiring of the Managing Owner from time to time, at the request of an owner of Units, regarding the commodities markets and the Trust; (iii) assisting, at the request of the Managing Owner, in the redemption of Units and (iv) providing such other services to the owners of Units as the Managing Owner may, from time to time, reasonably request. The Selling Agent agrees to adopt procedures to monitor the adequacy of the ongoing services provided by Qualified Registered Representatives. Substitute Qualified Registered Representatives who are appropriately registered may also receive trailing commissions.

          3. A new paragraph 3 is hereby added immediately following paragraph 2 of Section 4(b), which paragraph shall read in its entirety as follows:


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          At any time during the course of this Agreement the Selling Agent may assign one or more Qualified Registered Representatives to provide the additional services described in the immediately preceding paragraph to owners of Units sold by registered representatives who are not Qualified Registered Representatives. The Selling Agent will be entitled to the ongoing compensation described in this subsection 4(b) with respect to such Units and will apportion the ongoing compensation related to the provision of such additional services among its registered representatives. However, the aggregate ongoing compensation paid to any non-Qualified Registered Representative will not exceed 4.5% of the initial subscription price of such Units.

          4. Old paragraph 3, which is now the new paragraph 4, is hereby amended and restated in its entirety to read as follows:

          In the case of Units with respect to which there is no Qualified Registered Representative the Managing Owner will pay the Selling Agent installment selling commissions at the same rate as in the case of ongoing compensation, but limited in amount, pursuant to applicable NASD policy, to 4.5% of the initial subscription price of such Units; provided, that no such installment selling commission shall be payable until the Managing Owner and the Selling Agent determine that the payment of such installment selling commission is in compliance with NASD Conduct Rule 2810 on aggregate compensation which may be received by the Selling Agent.

          5. This Amendment may be Executed in any number of counterparts, each of which shall be considered an original.

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          WITNESS WHEREOF, the undersigned have duly executed this AMENDMENT as of the day and year first above written.

                                            KENMAR GLOBAL TRUST

                                       By:  KENMAR ADVISORY CORP.,
                                            Managing Owner


                                       By:
                                          -----------------------------------
                                          Name:
                                          Title:



                                       By:  KENMAR ADVISORY CORP.,


                                       By:
                                          -----------------------------------
                                          Name:
                                          Title:


                                       PAINEWEBBER INCORPORATED


                                       By:
                                          -----------------------------------
                                          Name:
                                          Title:


Confirmed and accepted as of
the date first above written:

[CORRESPONDENT SELLING AGENT]


By:
   --------------------------
   Title:


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